Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Corporation Reports 17th Consecutive

Year of Record Revenue and Net Earnings

Increases 2005 Diluted EPS Guidance to $6.05 - $6.30

Ahead of 2004 by 20% to 25%

NOTE:  ALL SHARE, EPS AND SHARE PRICE AMOUNTS IN THIS PRESS RELEASE REFLECT A 2-FOR-1 STOCK SPLIT EFFECTIVE JANUARY 7, 2005.

FULL-YEAR RECORDS:	•	HOME CLOSING REVENUE ADVANCED 38% TO $2.0 BILLION
(% CHANGES FROM PRIOR YEAR)	•	NET EARNINGS & DILUTED EPS UP 47% TO $139.0 MILLION AND $5.03, RESPECTIVELY
	•	VALUE OF HOMES ORDERED AHEAD 59% TO $2.6 BILLION
	•	YEAR-END BACKLOG HIGHER BY 86% TO $1.3 BILLION

ALL-TIME QUARTERLY	•	HOME CLOSING REVENUE INCREASED 48% TO $698 MILLION
RECORDS:	•	NET EARNINGS UP 64% TO $51.8 MILLION
(% CHANGES FROM 4Q03)	•	DILUTED EPS AHEAD 66% TO $1.88

Scottsdale, Arizona and Dallas (January 26, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced 2004 full-year and all-time quarterly records for home closing revenue, net earnings and diluted earnings per share.

SUMMARY OPERATING RESULTS

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended December 31,			Year ended December 31,
	2004	2003	% Change	2004	2003	% Change
Home closing revenue	$698,254	$472,086	48%	$2,015,742	$1,461,981	38%
Net earnings	$51,812	$31,566	64%	$138,968	$94,406	47%
Diluted EPS	$1.88	$1.13	66%	$5.03	$3.42	47%

“The year 2004 marked the 17th consecutive year Meritage has achieved record revenue and net earnings,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “We have continued to provide outstanding long-term growth and value to our stockholders as illustrated by compounded annual growth rates of 43% for home closing revenue, 49% for net earnings and 67% for diluted earnings per share over the past five years.  It is gratifying that our operating performance was again reflected in the price of our shares, which appreciated 70% during the past year, and which contributed to Forbes magazine recently ranking Meritage number one for five-year annualized total return in its 2005 Platinum 400 list of America’s Best Managed Big Companies.”

The Company increased net earnings and diluted earnings per share 64% and 66%, respectively, to $51.8 million and $1.88 for the fourth quarter of 2004, over the prior year’s fourth quarter.  Home closing revenue for the quarter was up 48% to $698 million, with the number of homes closed up 34% to 2,394.  For the full year 2004, net earnings rose 47% over 2003 to $139.0 million.  Diluted earnings per share also increased 47%, from $3.42 in 2003 to $5.03 in 2004.  Home closing revenue reached $2.0 billion in 2004, up 38% from $1.5 billion in 2003, with the number of homes closed during 2004 increasing 29% to 7,254.  Revenue growth in both the quarter and the year was led by particularly strong gains in California and Arizona, and solid progress in Texas.

“Our pre-tax margin improved 72 basis points from 10.3% in 2003 to 11.0% in 2004.  This increase was primarily due to a 40 basis point reduction in SG&A expenses as a percentage of revenue, a 21 basis point improvement in gross margin and an 11 basis point increase in other income.  Virtually all of the $4.3 million increase in other income for the full year was due to increases in joint venture income,” said John R. Landon, Meritage Co-Chairman and CEO.  “Our fourth quarter performance yielded a 120 basis point improvement in pre-tax margin to 12.0% from 10.8% during the fourth quarter of 2003.  This increase was primarily due to a 100 basis point increase in gross margin and a net 20 basis point improvement in SG&A expenses and other income as a percentage of total revenue.  We anticipate that our 2005 pre-tax margin will be relatively stable compared to full-year 2004.”

“For the full year 2004, we took orders for 9,007 homes valued at $2.6 billion, increases of 46% and 59%, respectively, over 2003,” said Mr. Hilton.  “Our momentum was strong throughout 2004, as the number of homes ordered during the fourth quarter rose 79% over the same period of 2003 to 2,055, while the value of those homes advanced 95%.  Our average sales price of homes ordered increased 9% due to price increases in several markets and a shift in mix to higher priced regions such as California.  The dollar value of homes ordered during the fourth quarter rose an impressive 50% or more in all of our markets, with our California and Nevada divisions leading the way with increases of 137% and 110%, respectively.  Added Hilton, “Demand for our homes was also very strong during the fourth quarter in Arizona and in the competitive Texas market, where the dollar value of home orders advanced 84% and 58%, respectively, over the same period a year ago.  As a result of our record fourth quarter order activity, order backlog at year-end reached $1.3 billion, up 86% over $711 million at year-end 2003.”

“Reflecting our solid performance in 2004, we were able to generate an after-tax return on average equity of 30.3% as compared to 26.5% in 2003,” said Mr. Landon.  “In addition, our net debt-to-capital ratio at December 31, 2004, was 44.8%, as compared to 45.7% at December 31, 2003.  For the full year, EBITDA increased 49% to $270.6 million.  Our interest coverage ratio for the four quarters ending December 31, 2003 and 2004 was 6.9 times.  Our trailing four quarter debt-to-EBITDA ratio at December 31, 2004 was 1.7 times versus 1.9 times for the same period in 2003.  Please note that 2003 ratios and operating statistics in the tables below do not reflect a change in treatment for model home arrangements that we implemented in connection with our 2004 year-end financial statements, as discussed in the footnotes to the tables.  During 2004, we repurchased 1,100,000 shares of our common stock at an average price of $32.20 per share, adjusted for our stock split.  Considering our stock price closed at $62.21 on January 25, 2005, we believe this repurchase represented an excellent investment for our stockholders.”

“At the end of 2004, we had approximately 39,000 lots under control, an increase of 31% over approximately 29,700 at year-end 2003, representing an approximate 5.4-year supply,” said Mr. Hilton.  “Approximately 89% of those lots are controlled through option contracts, compared to 85% at the end of last year.  This is one of the highest percentages in the industry, and we believe it allows Meritage to achieve high returns while reducing the risks associated with owning land.  In addition, we were actively selling homes in 139 communities at December 31, 2004, a 13% increase over December 31, 2003.  This year-end count is slightly less than we had anticipated earlier in the year due to strong demand, which caused a few of our communities to sell out faster than expected.  However, we plan to add a net 11 to 16 new communities during the first half of 2005 and another net 10 communities during the second half of the year, bringing our expected community count to about 160 to 165 by year-end 2005, an increase of 15% to 19% over year-end 2004.”

“In addition to entering the Southern California and Denver markets earlier in 2004, in December we announced our entry into the fast-growing Florida housing market through a start-up operation in Orlando,” said Mr. Landon.  “With this expansion, we will be operating in six of the top 10 single-family housing markets in the nation.  We anticipate we will begin delivering our first homes in Denver and Orlando during the latter part of 2005.  While organic growth remains our primary focus at Meritage, we continue to explore acquisition candidates as well as greenfield start-up operations to supplement our growth.”

“We are very pleased with our results in 2004 and are excited about our growth potential, both in our existing markets and in the three new markets we entered last year.  Our continued success demonstrates that our growth strategy and our conservative balance sheet management are working,” said Mr. Hilton.  “Based in part on our strong order demand during the latter part of 2004 and the resulting record year-end order backlog, we are raising our 2005 revenue and earnings guidance.  We now expect 2005 revenue to approximate $2.5 to $2.6 billion, an increase of 23% to 27% over 2004 and an increase of $300 million over our previous 2005 guidance.  We are also raising our diluted EPS guidance to $6.05 to $6.30, an increase of 20% to 25% over 2004 and up from our previous guidance of $5.13 to $5.28.  Additionally, we anticipate generating diluted EPS approximating $1.10 to $1.15 per share during the first quarter of 2005, an increase of 15% to 20% over the same period in 2004.”

Meritage will hold a conference call on Thursday, January 27, 2005, at 11:00 a.m. EST to discuss its 2004 fourth quarter and full-year earnings.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 1-800-291-3314, and the international dial-in number is 1-706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com.  The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 12:00 PM EST January 27, 2005, through midnight February 3, 2005.  The domestic replay telephone number is 1-800-642-1687, and the international replay telephone number is 1-706-645-9291 (refer to Conference ID # 3131856).

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return.  Fortune magazine recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  In its 18-year history the Company has built approximately 35,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING RESULTS

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Operating Results
Home closing revenue	$698,254	$472,086	$2,015,742	$1,461,981
Land closing revenue	1,565	920	24,262	9,020
	699,819	473,006	2,040,004	1,471,001

Home closing gross profit	144,193	92,825	401,832	291,282
Land closing gross profit (loss)	94	(6)	8,183	1,235
	144,287	92,819	410,015	292,517

Commissions and other sales costs	(36,647)	(28,370)	(116,103)	(92,904)
General and administrative expenses	(26,585)	(15,238)	(79,257)	(53,929)
Other income, net	2,902	1,865	10,103	5,776
Earnings before provision for income taxes	83,957	51,076	224,758	151,460
Provision for Income taxes	(32,145)	(19,510)	(85,790)	(57,054)
Net earnings	$51,812	$31,566	$138,968	$94,406

Earnings per share:
Basic:
Earnings per share	$2.01	$1.20	$5.33	$3.62
Weighted average number of shares	25,717	26,243	26,066	26,090

Diluted:
Earnings per share	$1.88	$1.13	$5.03	$3.42
Weighted average number of shares	27,528	27,946	27,610	27,620

Note: All share, EPS and share price amounts in this press release reflect a 2-for-1 stock split effective January 7, 2005.

	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
EBITDA Reconciliation:(1)
Net earnings	$51,812	$31,566	$138,968	$94,406
Income taxes	32,145	19,510	85,790	57,054
Interest	10,821	7,775	32,652	22,287
Depreciation and amortization	4,118	2,804	13,238	8,536
EBITDA	$98,896	$61,655	$270,648	$182,283

Interest coverage ratio:(2)
EBITDA			$270,648	$182,283
Interest incurred			$39,279	$26,580
Interest coverage ratio			6.9 times	6.9 times

Debt to EBITDA ratio:(3)
Notes and loans payable			$471,415	$351,491
EBITDA			$270,648	$182,283
Debt to EBITDA ratio			1.7 times	1.9 times

After-tax return on equity: (4)
Net earnings			$138,968	$94,406
Average equity			$457,951	$356,590
After-tax return on equity			30.3%	26.5%

Net debt-to-capital: (5)
Notes and loans payable			$471,415	$351,491
Less: cash			47,876	4,799
Net debt			$423,539	$346,692
Stockholders’ equity			522,555	411,895
Capital			$946,094	$758,587
Net debt-to-capital			44.8%	45.7%

(1)            EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  Pursuant to the requirements of Regulation G, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)            Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)            Debt to EBITDA ratio is calculated as notes and loans payable divided by the trailing four quarters EBITDA.

(4)            After-tax return on equity is calculated as the trailing four quarters net earnings divided by the trailing five quarters average equity.

(5)            Net debt-to-capital is calculated as notes and loans payable less cash divided by notes and loans payable less cash plus stockholders’ equity.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

BALANCE SHEET DATA

(UNAUDITED - IN THOUSANDS)

	December 31, 2004	December 31, 2003

Total assets	$1,268,703	$954,539	(2)
Real estate (1)	867,218	678,011	(2)
Cash and cash equivalents	47,876	4,799
Total liabilities and minority interest	746,148	542,644	(2)
Notes and loans payable (1)	471,415	351,491	(2)
Stockholders’ equity	522,555	411,895

(1)            The Company recently determined that costs associated with models that we use to market our communities and that are built by us on lots owned by a third party and leased from them during our sales process, are required to be included in the Company’s financial statements.  We do not legally own the models, we are reimbursed by the owner for our construction costs, and we have the right but not the obligation to purchase these homes.  For accounting purposes we are deemed to be the owner due to our “continuing involvement” with these assets.  At December 31, 2004, the amount of real estate and notes and loans payable relating to such model homes was $53.8 million.

(2)            These 2003 amounts would increase by approximately $26 million if adjusted to be consistent with the 2004 presentation discussed in (1) above.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING DATA

(UNAUDITED - $ IN THOUSANDS)

	For The Three Months Ended December 31				As Of And For The Year Ended December 31
	2004		2003		2004		2003
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	744	159,041	458	100,931	3,518	752,770	2,862	599,850
Arizona	713	195,030	348	106,087	3,490	884,771	1,881	509,913
California	439	260,025	239	109,687	1,582	821,266	807	375,105
Nevada	159	55,788	102	26,543	417	146,141	602	150,120
Total	2,055	669,884	1,147	343,248	9,007	2,604,948	6,152	1,634,988

Homes Closed:
Texas	981	211,390	840	172,079	3,152	681,099	2,828	577,330
Arizona	917	244,760	649	181,626	2,331	585,743	1,515	415,709
California	399	206,795	195	92,963	1,367	628,324	735	334,677
Nevada	97	35,309	100	25,418	404	120,576	564	134,265
Total	2,394	698,254	1,784	472,086	7,254	2,015,742	5,642	1,461,981

Order Backlog:
Texas					1,485	313,090	1,119	241,419
Arizona					1,991	537,387	832	238,359
California *					695	391,271	405	177,355
Nevada					237	79,203	224	53,638
Total					4,408	1,320,951	2,580	710,771

*  In January, 2004, our acquisition of Citation Homes added 75 sold but not closed homes with a sales value of approximately $21 million to our California backlog.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our estimated results for 2005, including our estimated earnings per share for the first quarter of 2005; the supply of lots we control; our anticipated pre-tax margins for 2005; the number of communities we expect to open in 2005; and our anticipation that we will begin delivering homes in Denver and Orlando during the latter part of 2005.

Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2004.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.  Our 2005 EPS guidance is premised upon the absence of any new financing events, such as an equity offering or refinancing of our indebtedness.

# # #